EXHIBIT 10.2

April 30, 2013

Robert L. Corey
3726 Smallwood Ct.
Pleasanton, CA 94566

Dear Bob:

Congratulations, it is with great pleasure that I extend you an offer to join my team as Senior Vice President, Chief Financial Officer. You will report directly to me. This position will commence no later than May 31, 2013.

Your starting salary will be $350,000.00 per year, which equals $29,166.67 per month, subject to periodic review. In addition, you will be eligible to participate in the Company’s annual executive incentive compensation plan of 60% of your base salary which is based upon Company performance.

The Company will also provide you a one-time lump sum sign on bonus equal to $40,000 (subject to applicable taxes and withholdings). The sign on bonus will be paid with your first payroll following your start date.

As a further incentive, you will be granted a non-qualified option to purchase 122,000 shares of Callidus Software Inc. common stock subject to the terms and conditions of the Company’s stock plan, and the Company’s policies and procedures. Such Option shall be granted effective as of the last business day of the month in which you commence your employment with the Company (“Grant Date”) and shall vest over a period of four (4) years with 25% of the shares vesting one (1) year after the Grant Date and the remaining 75% of the shares vesting in equal monthly installments thereafter over the remaining three (3) years, subject to your continued employment with the Company.

In addition, you will be awarded 122,000 shares of restricted stock units, subject to the terms and conditions of the Company’s stock plan and the Company’s policies and procedures. Such RSUs shall be awarded effective on the last trading day of the month in which you commence your employment with the Company (the "Award Date") and such RSUs shall vest over a period of two (2) years with vesting in quarterly installments starting on August 30, 2013 and will continue over the vesting period. Vesting will occur on the last business day of the month in August, November, February and May. Vesting on all stock awards are subject to your continued employment with the Company.

As a new member of executive management team, you be classified as a Section 16 officer of Callidus, and that you should therefore be granted benefits in connection with a corporate change of control and indemnification in the case of litigation.  Copies of our Board approved Change of Control Agreement and Indemnification Agreement are included for your review and execution. You will need to execute and return these agreements for them to become effective.

As a Section 16 officer, you will be subject to CallidusCloud’s stock ownership policy which requires you to hold a value of Callidus Software Inc. stock of at least one (1) times your annual base salary. For purposes of determining compliance with the Ownership Policy, the aggregate value of the shares required to be owned from each applicable year shall be determined as the Record Date for the Company’s annual meeting of stockholders, (the “Determination Date”) based on the higher of: (a) the price the shares were acquired or (b) market value, with market value determined as the average daily closing price of the Company’s common stock over the twelve (12) calendar months immediately preceding the Determination Date. In calculating share ownership, shares underlying unexercised stock options will not be included, while 65% of unvested restricted stock unites (estimating next after tax shares assuming a 35% tax rate) will be included. Under the guidelines you have up to three (3) years to attain the ownership holding guideline amount.

As a regular, full-time employee, you are eligible to participate in CallidusCloud’s benefits programs, including medical, vision, and dental insurance, life insurance, 401(k) and ESPP plans, as set forth in our CallidusCloud Benefits Guidebook.

This offer is conditional upon the completion of your background check and credit history. This said, you have been advised, understand, and agree that this offer is contingent on our satisfaction of the outcome of the background check and credit history. This offer is also contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement (“Invention Agreement”).

The Company is an “at will” employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause.

By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment. Should you be involuntarily terminated other than for cause at any time, you shall receive a twelve (12) month base pay severance payment (lump sum), in return for signing a full release of claims.

Upon separation from the Company for any reason, you also agree to return to the Company any equipment that has been provided to you.

For purposes of federal immigration law, you will be required to provide to Callidus documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with Callidus, or our employment relationship with you may be terminated for cause. Additionally, the company requests that you participate in our direct deposit payroll program.

Bob, on behalf of CallidusCloud, we very much look forward to your acceptance of this offer. This letter contains all the terms and conditions of your offer of employment and any modification or variation shall be invalid unless in writing and signed by the Company. This letter replaces any and all prior verbal or written communications and representations between you and Company. As evidence of your acceptance, please sign the letter and return along with the signed Invention Agreement via e-mail to Cindy Eppard, Senior Vice President, Chief Talent Officer ceppard@calliduscloud.com. Should you wish to fax your acceptance, you may do so to Cindy Eppard at (925) 251-2371 or by U.S. mail to: CallidusCloud, Attn: Cindy Eppard, 6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA 94588 no later than Wednesday, May 1, 2013 by 12:00 pm PDT

I look forward to working with you at CallidusCloud. If you have any questions regarding any points in this letter please feel free to contact me. Welcome aboard!

Sincerely,

/s/ Leslie Stretch

Leslie Stretch
President and Chief Executive Officer
CallidusCloud

I accept the terms of this letter and agree to keep the terms of this letter confidential. I agree to start work for Callidus Software on: 5/31/13 ("Start Date").

/s/ Bob L. Corey                      May 1, 2013
Signature of Robert Corey                 Date